As filed with the U.S. Securities and Exchange Commission on May 27, 2025
Registration No. 333-279326
Registration No. 333-270831
Registration No. 333-264780
Registration No. 333-260671

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 (No. 333-279326)
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 (No. 333-270831)
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 (No. 333-264780)
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 (No. 333-260671)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROCKET LAB CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	39-2182599 (I.R.S. Employer Identification Number)
3881 McGowen Street
Long Beach, California 90808
(714) 465-5737
(Address of Registrant’s Principal Executive Offices)

Rocket Lab Corporation 2021 Stock Option and Incentive Plan
Rocket Lab Corporation 2021 Employee Stock Purchase Plan
Rocket Lab Corporation Second Amended and Restated 2013 Stock Option and Grant Plan
(Full title of the plans)
Peter Beck
Rocket Lab Corporation
President, Chief Executive Officer and Chairman
3881 McGowen Street
Long Beach, CA 90808
(714) 465-5737
(Name, address and telephone number of agent for service)

With a copy to:

W. Stuart Ogg Goodwin Procter LLP 601 Marshall Street Redwood City, California 94063 Tel: (650) 752-3100	Arjun Kampani Senior Vice President, General Counsel and Corporate Secretary Rocket Lab Corporation 3881 McGowen Street Long Beach, CA 90808 (714) 465-5737
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
Rocket Lab Corporation, a Delaware corporation (the “Registrant”), files these Post-Effective Amendments to the following Registration Statements on Form S-8 (the “Registration Statements”) of Rocket Lab USA, Inc., a Delaware corporation (“Rocket Lab”), as the successor issuer to Rocket Lab in connection with the reorganization of Rocket Lab into a new holding company structure (the “Corporate Reorganization”):
•Registration Statements No. 333-279326, No. 333-270831 and No. 333-264780, as filed with the Commission on May 10, 2024, March 24, 2023, and May 9, 2022 (as amended May 12, 2022), respectively, each pertaining to the registration of securities of the Registrant issuable under the Rocket Lab 2021 Stock Option and Incentive Plan (the “2021 Plan”) and the Rocket Lab 2021 Employee Stock Purchase Plan (the “ESPP”), respectively; and
•Registration Statement No. 333-260671, as filed with the Commission on November 11, 2021, pertaining to the registration of securities of the Registrant issuable under the 2021 Plan, ESPP and the Rocket Lab Second Amended and Restated 2013 Stock Option and Grant Plan (the “2013 Plan”, and collectively with the 2021 Plan and the ESPP, the “Plans”), respectively.
The Corporate Reorganization was completed on May 23, 2025 and was effected through a merger pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 23, 2025, among the Registrant, Rocket Lab and Rocket Lab Merger Sub, Inc., a Delaware corporation (“Merger Sub”). The Corporate Reorganization was conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporation.
Pursuant to the Corporate Reorganization, Rocket Lab merged with and into Merger Sub, a direct wholly-owned subsidiary of the Registrant, with Merger Sub continuing as the surviving entity and a direct wholly-owned subsidiary of the Registrant (the “Merger”). Upon the effectiveness of the Merger, each share of Rocket Lab common stock held immediately prior to the Merger automatically converted into a right to receive an equivalent corresponding share of common stock of the Registrant, par value $0.0001 per share, and each share of Rocket Lab Series A Convertible Participating Preferred Stock held immediately prior to the Merger automatically converted into a right to receive an equivalent corresponding share of Series A Convertible Participating Preferred Stock of the Registrant, par value $0.0001 per share, such shares having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of common stock or Series A Convertible Participating Preferred Stock, as applicable, of Rocket Lab being converted. Accordingly, upon consummation of the Corporate Reorganization, the current stockholders of Rocket Lab became stockholders of the Registrant. Further, pursuant to the Merger Agreement, as of the effectiveness of the Merger, the 2021 Plan, the ESPP and the 2013 Plan and all award agreements granted pursuant thereto shall each be amended as necessary to provide that any reference to Rocket Lab and to each share of Rocket Lab in such agreements shall be deemed to refer to the Registrant and to shares of common stock of the Registrant.
Following the Corporate Reorganization, the Registrant is the successor issuer to Rocket Lab pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As the successor issuer, the shares of the Registrant’s common stock are deemed to be registered under Section 12(b) of the Exchange Act and trades on the Nasdaq Capital Market under the symbol “RKLB.”
In accordance with paragraph (d) of Rule 414 under the Securities Act, the Registrant, as the successor issuer to Rocket Lab, hereby expressly adopts the Registration Statements as its own registration statements (except as specifically amended by these Post-Effective Amendments) for all purposes of the Securities Act and the Exchange Act, and all securities registered under this registration statement will be securities of the Registrant rather than Rocket Lab. These Post-Effective Amendments shall become effective immediately upon filing with the Commission pursuant to Rule 462 under the Securities Act. Rocket Lab paid all registration fees at the time of filing of the Registration Statements.
No additional securities are being registered hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:
(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 27, 2025, as amended by Amendment No. 1 filed with the Commission on April 29, 2025 (File No. 001-39560);
(b)The Registrant’s Quarterly Reports on Form 10-Q, for the quarter ended March 31, 2025 (as filed with the Commission on May 8, 2025);
(c)The Registrant’s Current Reports on Form 8-K filed with the Commission on January 10, 2025, March 11, 2025 and May 8, 2025; and
(d)The Registrant’s Registration Statement on Form 8-K, including the description of the Registrant’s Common Stock contained in Exhibit 4.1 thereto filed on May 23, 2025, including any amendments or reports filed for the purpose of updating such description.
All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. As permitted by the DGCL, the Registrant’s Certificate of Incorporation contains provisions that eliminate the personal liability of directors for monetary damages for any breach of fiduciary duties as a director, except liability: (i) for any breach of a director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; (ii) the Registrant may indemnify its other employees and agents as set forth in the DGCL; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and (iv) the rights conferred in the Bylaws are not exclusive.
The Registrant has also entered into indemnification agreements with each director and executive officer to provide these individuals additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections. The indemnification provisions in the Certificate of Incorporation, Bylaws, and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. The Registrant carries liability insurance for its directors and officers. Certain of the Registrant’s directors will also indemnified by their employers with regard to service on our board of directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits

Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation.	8-K	001-39560	3.1 Annex A	May 23, 2025

4.2	Amended and Restated Bylaws.	8-K	001-39560	3.2	May 23, 2025

4.3	Certificate of Designations of Series A Convertible Participating Preferred Stock.	8-K	001-39560	3.3	May 23, 2025

4.4	Rocket Lab Corporation, Inc. 2021 Stock Option and Incentive Plan.	Proxy (S-4)	333-257440	Annex H	July 21, 2021

4.5	Rocket Lab Corporation, Inc. 2021 Employee Stock Purchase Plan.	Proxy (S-4)	333-257440	Annex I	July 21, 2021

4.6	Rocket Lab Corporation Second Amended and Restated 2013 Stock Option and Grant Plan.	8-K	001-39560	10.10	August 31, 2021

5.1	Opinion of Goodwin Procter LLP.	Filed herewith

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	Filed herewith

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).
Item 9. Undertakings.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Long Beach, California, on May 27, 2025.

ROCKET LAB CORPORATION

By:	/s/ Adam Spice
Adam Spice
Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Beck and Adam Spice, and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Peter Beck	President, Chief Executive Officer and Chairman	May 27, 2025
Peter Beck	(Principal Executive Officer)

/s/ Adam Spice	Chief Financial Officer	May 27, 2025
Adam Spice	(Principal Financial Officer and Principal Accounting Officer)

/s/ Nina Armagno	Director	May 27, 2025
Nina Armagno

/s/ Edward Frank	Director	May 27, 2025
Edward Frank

/s/ Matthew Ocko	Director	May 27, 2025
Matthew Ocko

/s/ Jon Olson	Director	May 27, 2025
Jon Olson

/s/ Kenneth Possenriede	Director	May 27, 2025
Kenneth Possenriede

/s/ Merline Saintil	Director	May 27, 2025
Merline Saintil

/s/ Alex Slusky	Director	May 27, 2025
Alex Slusky